TSX-V: THM OTCQB: THMG	THUNDER MOUNTAIN GOLD INC.	11770 W. President Dr., Ste. F Boise, Idaho 83713 phone: (208) 658-1037

News Release

Thunder Mountain Gold Closes US$2.5 Million Private Placement

Proceeds to Advance South Mountain and Corporate Growth Plans

Vancouver, British Columbia and Boise, Idaho - (Newsfile Corp. - Monday, October 27, 2025) - Thunder Mountain Gold, Inc. (TSXV: THM) (OTCQB: THMG) (the "Company" or "Thunder Mountain") announces it has closed its previously announced non-brokered private placement (the "Private Placement") for aggregate gross proceeds of US$2,500,000.

Investor highlights

• Fully funded near-term work program: Proceeds are earmarked to advance South Mountain technical work (drilling, metallurgy, resource and mine planning studies) and for general working capital.

• Simple, aligned structure: 10,000,000 units at US$0.25 per unit; each unit includes one common share and one-half common share purchase warrant. Each whole warrant is exercisable at US$0.40 until October 24, 2027.

• Use of Proceeds: Funding supports a sequence of near-term technical and corporate milestones intended to advance the South Mountain Project, reduce project risk and advance step-out exploration.

CEO comment

Eric T. Jones, President & CEO, said, " This financing provides the capital needed to advance South Mountain. We appreciate the strong support from our investors, which underscores their confidence in our strategy, assets, management team, and long-term vision."

Financing details

Under the Private Placement, the Company issued 10,000,000 units (each, a "Unit") at a price of US$0.25 per Unit for gross proceeds of US$2,500,000. Each Unit consists of one common share of the Company (a "Common Share") and one-half of one common share purchase warrant (each whole warrant, a "Warrant"). Each Warrant entitles the holder to purchase one additional Common Share at a price of US$0.40 until October 24, 2027.

All securities issued pursuant to the Private Placement are subject to a statutory four-month hold period expiring February 24, 2026, in accordance with applicable Canadian securities laws and the policies of the TSX Venture Exchange.

Website: www.thundermountaingold.com	OTCQB: THMG
TSX-V: THM

The Private Placement was conducted pursuant to exemptions from prospectus and registration requirements of applicable securities laws and was made to accredited investors on a private placement basis. The securities offered have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), or any state securities laws, and may not be offered or sold within the United States or to "U.S. persons" (as defined in Regulation S under the U.S. Securities Act) absent registration or an applicable exemption from such registration requirements.

Final acceptance of the Private Placement remains subject to the TSX Venture Exchange.

Regarding Thunder Mountain Gold, Inc.

Thunder Mountain Gold Inc., a junior exploration company founded in 1935, owns interests in base and precious metals projects in the western U.S. The Company's principal asset is The South Mountain Mine, a historic former Anaconda Mining development of zinc, silver, gold, lead, and copper, located on private land in Owyhee County Idaho. Thunder Mountain Gold also owns 100% of the Trout Creek Project - a gold exploration project located along the western flank of the Shoshone Mountain Range in the Reese River Valley, adjacent to and surrounded by Nevada Gold Mines, a Barrick and Newmont Gold, Inc. joint venture. For more information on Thunder Mountain Gold, please visit the Company's website at www.Thundermountaingold.com.

The South Mountain Project

The South Mountain Mine is a polymetallic development project containing high-grade zinc, silver, gold, and copper, and is located on private land approximately 70 miles southwest of Boise, Idaho (See Figure 1 above). The Project is on private land, permitting has been, and should remain straightforward. The Project was intermittently mined from the late from 1940s to the late 1960s, most notably by Anaconda Copper, with over 4,000 feet of underground developmental workings that that have been rehabilitated, re-engineered, and are MSHA compliant. Thunder Mountain Gold Inc. purchased and advanced the project from 2007 through Present, with expenditures into the project of approximately US$25 million. Historic test mining and processing at the Project has mostly come from high-grade Carbonate Replacement Deposits (CRD) and skarn zones that remain open at depth and along strike. According to historical smelter records, approximately 53,642 tons of mineralized material have been mined and direct shipped to the smelter, with average grades; 14.5% Zn, 10.6 o.p.t. Ag (363.42 g/t Ag), 0.058 o.p.t. Au (1.98 g/t Au), 1.4% Cu, and 2.4% Pb were realized (See SK-1300 Technical Resource Statement, and NI 43-101 Technical Report: Updated Mineral Resource Estimate for the South Mountain Project, dated December 31, 2023, and December 15, 2023, respectively. More details are available on the Thunder Mountain Gold Inc. website and at www.SEC.gov, and www.sedar.com).

Technical Data in this Release

The technical information in this news release was reviewed and approved by Tyson Forbush, C.P.G., consulting geologist with GeoTech LLC, and a "Qualified Person" as defined by the U.S. SK-1300 regulations & National Instrument 43-101 (Canada) standards.

Forward-Looking Statements

This press release contains forward-looking statements that are based on the beliefs of management and reflect the Company's current expectations. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", "believes" or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative connotation thereof.  The forward-looking statements are based on certain assumptions, which could change materially in the future. By their nature, forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, investors should not place undue reliance on forward-looking information. Forward-looking information is provided as of the date of this press release, and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required in accordance with applicable laws.

Cautionary Note to Investors

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information, please contact:

Thunder Mountain Gold, Inc.

Eric T. Jones
President and Chief Executive Officer

eric@thundermountaingold.com

Office: (208) 658-1037